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                                                                   EXHIBIT 99.4


                             PRINCIPAL SHAREHOLDER OF BRE

    The following table indicates the only person known by BRE to be the beneficial owner of more than 5% of the outstanding shares of BRE Common Stock as of the BRE Record Date and the percentage of all outstanding shares of Common Stock that such shares represented at that date, based on information furnished by such holder or contained in filings made with the Securities and Exchange Commission.

                                                Number of
                                                 Shares         Percentage
      Name and Address                      of Common Stock     of Shares
      ----------------                      ---------------     ----------
      State Farm Insurance Companies          2,409,479            22%
      One State Farm Plaza
      Bloomington, Illinois 61701

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